EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]

May 11, 2016

FLIR Systems, Inc.

27700 SW Parkway Avenue

Wilsonville, Oregon 97070

Ladies and Gentlemen:

FLIR Systems, Inc., an Oregon corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s debt securities (the “Debt Securities”), which may be issued pursuant to an indenture, dated August 19, 2011 (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion, when the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of the Debt Securities, (i) the Board of Directors shall have duly established the terms of such Debt Securities and duly authorized the issuance and sale of such Debt Securities and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Oregon; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Indenture and the Debt Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities. We have also assumed that none of the terms of any Debt Securities to be established subsequent to the date hereof, nor the issuance and delivery of such Debt Securities, nor the compliance by the Company with the terms of such Debt Securities will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION